Investor Contacts: Rusty Cloutier President & CEO or Jim McLemore, CFA Sr. EVP & CFO 337.237.8343

MidSouth Bank Promotes Troy Cloutier to President

LAFAYETTE, LA., June 26, 2015/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. ("MidSouth") (NYSE:MSL) today reported that the Board of Directors of MidSouth Bank has approved the promotion of Troy Cloutier to President of the bank, effective immediately.

Troy Cloutier has served as Chief Banking Officer and Senior Executive Vice President since January 2011 and before that was Regional President for more than eight years. He also will retain the title of Chief Banking Officer.

The son of MidSouth Bank founding President and Chief Executive Officer Rusty Cloutier, Troy has been employed by MidSouth Bank since 1992. Rusty Cloutier remains CEO of MidSouth Bank and also retains his positions as President and CEO of the bank holding company, MidSouth Bancorp, Inc.

As President, Troy Cloutier will take on more of the responsibilities of managing the bank, following a national trend among various industries of splitting the role of President and CEO between two individuals. In this particular case, the separation of the roles of President and CEO will help the individuals more effectively and efficiently run the day-to-day operations of the bank's two-state franchise, with special emphasis on East Texas, where MidSouth Bank has ongoing expansion plans.

Longtime MidSouth Bank Chairman Will Charbonnet, Sr., commenting on the promotion, remarked, "Troy joined the bank when he was 18 years old and has been highly successful in every challenging position we have asked him to serve. He has proven himself time and again and, in particular, showed impressive leadership ability after the tragic loss of Chief Operating Officer Jerry Reaux in early 2014. This is the biggest promotion for Troy — one that reflects the confidence we have in him with this increased role in the Company."

Charbonnet, who is also chairman of the holding company, MidSouth Bancorp, Inc., noted a keen focus on developing and recruiting talent to create a deep management structure for expanding the bank via organic growth and merger opportunities. He said as Troy Cloutier's responsibilities increase, so too will those of Chief Financial Officer Jim McLemore and Chief Credit Officer Jeff Blum.

"On behalf of the board, I am pleased to say we have a very solid management team in place to continue to build this $2 billion bank into one of the best community banks in the country," Charbonnet said.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $2.0 billion as of March 31, 2015. MidSouth Bancorp, Inc. trades on the NYSE under the symbol "MSL." Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 58 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.